173



                          SHARE AUTHORIZATION AGREEMENT

         This Agreement, dated as of July 31, 1996, by and between Reinhold Industries, Inc. ("Reinhold"), a Delaware corporation and Archie R. Dykes, Richard A. Lippe and John J. Robbins, as trustees ("Trustees") of that certain trust ("Creditors' Trust") established pursuant to Debtor's Fourth Amended Plan of Reorganization, as modified ("Plan") of Keene Corporation, Debtor ("Debtor") in Case No. 93 B 46090 (SMB), United States Bankruptcy Court, Southern District of New York ("Bankruptcy Court").

                              W I T N E S S E T H :

         WHEREAS, the United States District Court for the Southern District of New York confirmed the Plan by order entered on June 14, 1996 and the Plan was consummated on the Effective Date (as defined in the Plan); and

         WHEREAS, Reinhold is successor-in-interest to Debtor and, pursuant to the Plan, adopted an Amended and Restated Certificate of Incorporation of Reinhold Industries, Inc. ("Certificate"); and

         WHEREAS, the Certificate authorizes and, pursuant to the Plan, on the Effective Date Reinhold issued to the Creditors' Trust 1,020,000 shares of the Class B New Common Stock, par value $.01 ("Class B Common") of Reinhold; and

         WHEREAS, the Certificate authorizes 1,480,000 shares of Class A New Common Stock, par value $.01 ("Class A Common") of Reinhold, of which 980,000 shares of Class A Common are issued and outstanding on the Effective Date; and

         WHEREAS, Section 8.2(iv) of the Plan provides that no additional shares of Class A Common will be authorized or issued without the prior written consent of the Creditors' Trust, provided that the Class B Common then outstanding represents not less than ten (10%) percent of the aggregate number of the sum of the shares of Class A Common and Class B Common (collectively, "New Common Stock") then outstanding.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. (a) Without the prior written consent of the Trustees, which may be withheld in their sole discretion, Reinhold shall not (i) amend its Certificate to authorize any shares of Class A Common in excess of the 1,480,000 shares now authorized therein or (ii) issue any shares of Class A Common in excess of the 980,000 shares now issued and outstanding; provided, however, that Reinhold shall not be required to obtain such written consent on or after the earliest date on which the number of shares of Class B Common then outstanding is less than ten (10%) percent of the total number of shares of New Common Stock.

          2. (a) Reinhold acknowledges that this Agreement was negotiated as an integral part of the Plan and that any breach of the restrictions set forth herein will cause irreparable damage to the Creditors' Trust in its capacity as a major shareholder of Reinhold.

             (b) In the event of an actual or threatened breach by Reinhold of the provisions of this Agreement, the Creditors' Trust shall be entitled to an injunction restraining Reinhold from such violation, provided that nothing set forth in this Section 2 shall be construed as prohibiting the Creditors' Trust from pursuing any other legal or equitable remedies available with respect to such breach, including the recovery of damages. In addition, Reinhold shall be liable for any and all costs and damages, including reasonable legal fees incurred by the Creditors' Trust, as a result of any breach of the provisions of this Agreement.

           3. The Bankruptcy Court shall retain original jurisdiction over any disputes or controversies arising under or in connection with this Agreement.

           4. The term of this Agreement shall commence on the Effective Date and end on the earlier of (i) the date occurring ten years thereafter or
     (ii) the earliest date described in Section 1(a).

           5. (a) All notices, requests or other communications required or permitted to be made in accordance with this Agreement shall be in writing and shall be delivered personally or by digital facsimile transmission or mailed by first class mail:

                (i)   if to Reinhold, to:

                      Reinhold Industries, Inc.
                      12827 East Imperial Highway
                      Santa Fe Springs, California  90670
                      Attention:  President

                (ii)  if to the Creditors' Trust, to:

                      Creditors' Trust
                      c/o Hughes, Hubbard & Reed LLP
                      One Battery Park Plaza
                      New York, New York  10004-1482

               (iii) Notices sent by facsimile transmission shall be deemed delivered when actually received, and notices sent by first class mail shall be deemed delivered three business days after mailing.

             (b) Either party may change the address at which it is to receive notices under this Agreement by furnishing written notice to the other in accordance with the provisions of this Section 5(a).

           6. (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute but one and the same instrument.

             (b) This Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

             (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.

             (d) This Agreement may be amended, modified or terminated only by written agreement executed by the parties hereto. This Agreement contains the entire agreement and understanding between the parties related to the subject matter hereof, and supersedes all prior agreements, understandings, representations and warranties, whether written or oral, with respect thereto.

             (e) This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as required by applicable laws, the rights and obligations of each party hereto may not be assigned, transferred or delegated by either party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   REINHOLD INDUSTRIES, INC.


                                   By: /s/ Michael T. Furry
                                      -----------------------------------------


                                   KEENE CREDITORS' TRUST


                                   By: /s/ Richard A. Lippe
                                      -----------------------------------------